Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CFO and Senior Managing Director

dhyzak@mainstcapital.com

713-350-6000

Dennard Rupp Gray & Lascar, LLC

Ken Dennard  |  ksdennard@drg-l.com

Ben Burnham |  bburnham@drg-l.com

713-529-6600

MAIN STREET ANNOUNCES EXTENSION

OF CREDIT FACILITY MATURITY

HOUSTON, November 2, 2012 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that it has amended its $287.5 million credit facility (the “Credit Facility”) to extend the final maturity of the Credit Facility to five years, through September 2017, with the Credit Facility fully revolving for the first three years of its five-year term.  In addition, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend both the revolving period and the final maturity of the Credit Facility for up to two additional years.  The amended Credit Facility also contains an upsized accordion feature that allows for an increase in total commitments under the facility up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments.  The amended Credit Facility provides Main Street with access to longer term financing capacity in support of its future investment and operational activities.  Main Street currently has $76 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

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